Exhibit 2.3

Samson Plaza

Two West Second Street

Tulsa, Oklahoma 74103-3103

USA

918/591-1791

Fax 918/591-1796

March 19, 2012

Mr. David Adams

Chief Executive Officer

Samson Resources Company

Samson Investment Company

Two West Second Street

Tulsa, Oklahoma 74103

Re:	Stock Purchase Agreement dated as of November 22, 2011 among Tulip Acquisition Corporation (now Samson Resources Corporation), Samson Investment Company, and the Selling Stockholders named therein, as amended by that certain Amendment No. 1 to Stock Purchase Agreement dated as of December 12, 2011 (as so amended, the “Agreement”)

Dear Mr. Adams:

I am writing to confirm the following understandings pursuant to our recent discussions.

First, the parties to the Agreement have agreed to amend, and extend certain time periods set forth in, Section 7.9 of the Agreement for the delivery and/or destruction of Records as follows:

1.	The ninety (90) day time period set forth in Section 7.9(a), as it relates only to Sections 7.9(a)(i) and 7.9(a)(ii), shall be extended to a period of one hundred eighty (180) calendar days.

2.	The requirements of Section 7.9(a)(iv) shall be limited to only those Company Records relating to the Gulf Coast Division and the Offshore Division.

3.	The sixty (60) day time period set forth in Section 7.9(b) shall be changed to be the later of: (i) sixty (60) calendar days after final resolution of, and payment provided for in, the Post-Closing Settlement Statement pursuant to Annex B and (ii) one hundred eighty (180) calendar days after Closing.

Mr. David Adams

March 19, 2012

Second, the parties to the Agreement acknowledge that the litigation styled Chaparral Energy v. SRC, et al., District Court, Latimer County, Oklahoma, Case No. CJ-2007-144, pertains to the Selling Stockholder Transaction and accordingly agree that such litigation will be removed from Section 9.3 of the Disclosure Schedule and will be inserted in Section 9.2 of the Disclosure Schedule.

All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Agreement.

Except as expressly amended hereby, the Agreement shall remain with its original terms, as previously amended.

If the foregoing accurately reflects our agreement, please sign the signed original of this letter to me.

Sincerely,

By:	/s/ Stacy Schusterman,
Stacy Schusterman, as an authorized officer of SFT (Delaware) Management LLC and ST 2008 (Delaware) Management, LLC

By:	/s/ Sanford Cardin,
Sanford Cardin, as President of Charles
and Lynn Schusterman Family Foundation

AGREED TO AND ACCEPTED MARCH 26, 2012

By:	/s/ David Adams,
David Adams, as Chief Executive Officer of Samson
Investment Company and Samson Resources Corporation
(formerly known as Tulip Acquisition Corporation)